Exhibit 99.1

August 4, 2009	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Announces Second-quarter 2009 Earnings;
Updates 2009 Earnings Guidance

TULSA, Okla. – Aug. 4, 2009 – ONEOK, Inc. (NYSE: OKE) today announced second-quarter 2009 earnings of 39 cents per diluted share, unchanged from the same period last year.  Net income attributable to ONEOK was $41.7 million in the second quarter 2009, compared with $41.9 million in the same period in 2008.

Net income attributable to ONEOK for the six-month period ended June 30, 2009, was $164.0 million, or $1.55 per diluted share, compared with $185.7 million, or $1.75 per diluted share, in the same period last year.

ONEOK also updated its 2009 earnings per share guidance to the range of $2.40 to $2.70 per diluted share from its previous range of $2.25 to $2.75 per diluted share – which raised the midpoint to $2.55 per diluted share from $2.50 per diluted share.

“During the quarter, we benefited from volume increases in the ONEOK Partners segment, despite the effect that lower commodity prices had on certain businesses in the partnership,” said John W. Gibson, ONEOK chief executive officer.  “Our energy services segment also turned in a strong performance in the second quarter.

“Strong cash flows, combined with a solid operating performance in the first half of the year, give us confidence in our earnings guidance for 2009, despite a challenging industry and economic environment,” Gibson added.

Second-quarter 2009 operating income was $154.8 million, compared with $173.0 million for the second quarter 2008.  The reduction was primarily the result of significantly lower realized commodity prices in the ONEOK Partners segment.  The distribution segment was down slightly, compared with the same period last year.  These decreases were partially offset by improved transportation margins in the energy services segment.

Year-to-date 2009 operating income was $447.8 million, compared with $506.1 million for the same period last year.  The decrease was primarily driven by significantly lower realized commodity prices and narrower NGL product price differentials in the ONEOK Partners segment.  This decrease was partially offset by increased volumes from the Overland Pass

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ONEOK Announces Second-quarter 2009 Earnings;
Updates 2009 Earnings Guidance

August 4, 2009

Pipeline and the Guardian Pipeline extension and expansion in the ONEOK Partners segment.  In addition, the energy services segment had improved transportation margins, and the distribution segment continued to benefit from the implementation of new rate mechanisms.

Second-quarter 2009 operating costs were $210.1 million, compared with $188.1 million in the same period last year.  Year-to-date 2009 operating costs were $397.1 million, compared with $381.4 million in the same period in 2008.  The increases were primarily the result of higher operating costs at ONEOK Partners’ fractionation facilities, which included incremental operating expenses associated with the recently expanded Bushton fractionator, and incremental costs associated with the Overland Pass Pipeline; and higher employee-related costs, partially offset by lower bad-debt costs in the distribution segment.

SECOND-QUARTER 2009 SUMMARY INCLUDES:

·	Operating income of $154.8 million, compared with $173.0 million in the second quarter last year;
·	ONEOK Partners segment operating income of $124.8 million, compared with $163.7 million in the second quarter 2008;
·	Distribution segment operating income of $9.9 million, compared with $12.0 million in the second quarter 2008;
·	Energy services segment operating income of $19.4 million, compared with an operating loss of $4.4 million in the second quarter 2008;
·	ONEOK Partners completing a public offering of common units, generating net proceeds of approximately $241.3 million;
·
Receiving approval to increase rates by $1.1 million, recover the fuel-related portion of bad debts and the carrying costs for natural gas in storage in the distribution segment’s central Texas service area, which includes Austin;

·
Filing under the performance-based rate structure for a base rate increase in the distribution segment’s Oklahoma jurisdiction for $66.1 million – the first base rate adjustment since 2005 – which, if approved, would incorporate several existing riders, effectively reducing the requested rate increase to a net amount of $37.6 million;

·
ONEOK, on a stand-alone basis, ending the quarter with $329.9 million in short-term debt, $1.2 billion available on its existing credit facilities, $15.2 million of cash and cash equivalents and $399.9 million of natural gas in storage;

·
Distributions declared on the company’s general partner interest in ONEOK Partners of $24.0 million for the second quarter 2009; distributions declared on the company’s limited partner interest in ONEOK Partners of $45.8 million for the second quarter 2009;

·
ONEOK stand-alone cash flow from continuing operations, before changes in working capital, of $296.6 million for the six-month period 2009, which exceeded stand-alone capital expenditures and dividends of $169.9 million by $126.7 million;

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ONEOK Announces Second-quarter 2009 Earnings;
Updates 2009 Earnings Guidance

August 4, 2009

·
Continuing progress on environmental initiatives, reporting less than 1 percent of total throughput of lost-and-unaccounted-for natural gas; and less than 5 million metric tons of carbon dioxide-equivalent emissions during the recently completed 2008 review;

·	Increasing the quarterly dividend to 42 cents, payable on Aug. 14, 2009, to shareholders of record at the close of business July 31, 2009, an increase of 2 cents from the previous quarter; and
·
Announcing the retirement of James C. Kneale, president and chief operating officer, effective Jan. 1, 2010, and the promotion of Robert F. Martinovich to chief operating officer of ONEOK and Terry K. Spencer to chief operating officer of ONEOK Partners, effective July 16, 2009.

SECOND-QUARTER AND YEAR-TO-DATE 2009 BUSINESS UNIT RESULTS

ONEOK Partners

ONEOK Partners’ second-quarter 2009 operating income was $124.8 million, compared with $163.7 million in the same period last year.

The second-quarter 2009 results were lower, compared with the prior year, primarily due to a $34.0 million decrease from lower realized commodity prices in the natural gas gathering and processing business; a $7.4 million decrease from the effect of lower natural gas prices on retained fuel in the natural gas pipelines business; and a $7.1 million decrease from narrower NGL product price differentials in the natural gas liquids gathering and fractionation business.  These decreases were partially offset by a $23.5 million increase in the natural gas liquids businesses, primarily from increased NGL throughput from the Overland Pass Pipeline, as well as new supply connections; and an $8.3 million increase from incremental natural gas transportation margins as a result of the Guardian Pipeline expansion and extension that went into service in February 2009.

For the first six months 2009, ONEOK Partners’ operating income was $249.6 million, compared with $314.3 million in the same period a year earlier.

The six-month results declined primarily due to $61.4 million in lower realized commodity prices in the natural gas gathering and processing business; $28.0 million in narrower NGL product price differentials in the natural gas liquids gathering and fractionation business; and $11.7 million from the effect of lower natural gas prices on retained fuel in the natural gas pipelines business.  These decreases were partially offset by a $47.6 million increase in the natural gas liquids businesses, primarily from increased NGL throughput on the Overland Pass Pipeline; and a $13.2 million increase in incremental natural gas transportation margins related to the Guardian Pipeline expansion and extension that went into service in February 2009.

Second-quarter 2009 operating costs were $100.5 million, compared with $87.2 million in the second quarter 2008.  Six-month 2009 operating costs were $190.0 million, compared with

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ONEOK Announces Second-quarter 2009 Earnings;
Updates 2009 Earnings Guidance

August 4, 2009

$175.2 million in the same period a year earlier.  The operating cost increases for the quarter and six-month period were primarily due to higher operating costs at fractionation facilities, which included incremental operating expenses associated with the recently expanded Bushton fractionator; and incremental operating costs from the Overland Pass Pipeline.

Depreciation and amortization expense was $40.0 million in the second quarter 2009, compared with $30.0 million in the same period in 2008.  For the six months, depreciation and amortization expense was $79.9 million in 2009, compared with $60.0 million in 2008.  The increases were primarily due to incremental expenses associated with the partnership’s completed capital projects.

Second-quarter 2009 equity earnings from investments were $14.2 million, compared with $17.6 million in the same period a year earlier.  For the six months, equity earnings from investments were $35.4 million in 2009, compared with $45.4 million in 2008.  The decreases were primarily due to lower subscription volumes and rates on the Northern Border Pipeline and lower volumes on certain natural gas gathering and processing equity investments.

Distribution

The distribution segment reported operating income of $9.9 million in the second quarter 2009, compared with $12.0 million in the second quarter 2008.

Second-quarter 2009 earnings benefited from new rate mechanisms, which contributed $1.1 million in Oklahoma, $1.9 million in Kansas and $0.7 million in Texas.  However, operating costs for the second quarter 2009 increased to $99.4 million, compared with $93.9 million for the same period last year, primarily due to $6.8 million in higher employee-related costs and $1.9 million in higher property tax expenses.  These operating cost increases were partially offset by a $2.9 million decrease in bad-debt expense.

For the six months 2009, operating income increased to $122.7 million, compared with $120.6 million in the same period in 2008.

Six-month 2009 results improved primarily due to a $7.9 million increase from the implementation of new rate mechanisms, which included $2.8 million in Oklahoma, $3.6 million in Kansas and $1.5 million in Texas.  These gains were partially offset by a $1.6 million decrease from lower sales volumes due to warmer weather in the entire service territory.

Operating costs were $189.5 million for the six months 2009, compared with $188.1 million for the same period last year, primarily due to $5.6 million in higher employee-related costs and $1.8 million in higher property tax expenses.  These increases were partially offset by a $5.8 million decrease in bad-debt expense, which included the Oklahoma mechanism that went into effect in January 2009 to recover the fuel-related portion of bad debt.

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ONEOK Announces Second-quarter 2009 Earnings;
Updates 2009 Earnings Guidance

August 4, 2009

Depreciation and amortization expense was $30.7 million in the second quarter 2009, compared with $29.1 million in the same period last year.  For the six months 2009, depreciation and amortization expense was $62.3 million, compared with $58.0 million in 2008.  The increases are due to depreciation expense associated with capital investment and regulatory amortization associated with revenue rider recoveries.

Residential volumes decreased for both the three- and six-month periods, compared with the same periods last year, due to warmer temperatures in the entire service territory; however, weather-normalization mechanisms moderated the impact on margins.

Energy Services

Energy Services reported second-quarter 2009 operating income of $19.4 million, compared with an operating loss of $4.4 million in the same period in 2008.

Second-quarter earnings benefited from $26.1 million in higher transportation margins, net of hedging activities, primarily due to higher realized Rockies-to-Mid-Continent margins, and a $4.4 million increase in retail marketing margins.  These gains were partially offset by a $4.7 million decrease in financial trading margins.

Operating income for the six months was $74.4 million, compared with operating income of $69.9 million in the same period in 2008.

The six-month 2009 results improved due to a $10.0 million increase in transportation margins, net of hedging activities, primarily due to higher realized Rockies-to-Mid-Continent margins; a $3.6 million increase in retail marketing margins; and a $2.3 million increase in financial trading margins.  These increases were partially offset by a $12.3 million decrease in storage and marketing margins, primarily due to lower realized seasonal storage differentials.

At June 30, 2009, total natural gas in storage was 68.9 Bcf, compared with 41.2 Bcf a year earlier.  Total natural gas storage capacity under lease was 82.5 Bcf at the end of the second quarter 2009, compared with 91 Bcf in the same period 2008.

The net margin for the energy services segment was derived from the following sources:

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ONEOK Announces Second-quarter 2009 Earnings;
Updates 2009 Earnings Guidance

August 4, 2009

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Millions of dollars)
Marketing, storage and transportation, gross	$74.7	$51.2	$186.6	$188.8
Storage and transportation costs	(51.6)	(54.3)	(108.6)	(108.5)
Marketing, storage and transportation, net	23.1	(3.1)	78.0	80.3
Retail marketing	6.8	2.4	11.2	7.6
Financial trading	0.2	4.9	3.5	1.1
Net margin	$30.1	$4.2	$92.7	$89.0

2009 EARNINGS GUIDANCE

ONEOK updated its 2009 earnings per share guidance to the range of $2.40 to $2.70 per diluted share from its previous range of $2.25 to $2.75 per share – which raised the midpoint to $2.55 per diluted share from $2.50 per diluted share.  Exhibit A includes updated information on the 2009 earnings guidance.

The average unhedged prices used in the updated 2009 guidance for the remaining six months of 2009 are $64 per barrel for New York Mercantile Exchange (NYMEX) crude oil, $4 per MMBtu for NYMEX natural gas and 67 cents per gallon for composite natural gas liquids.  The average Conway-to-Mont Belvieu Oil Price Information Service (OPIS) average price differential used for ethane for the remaining six months of 2009 is 10 cents per gallon.

Operating income guidance is unchanged for the distribution and energy services segments.  The updated guidance reflects an increase in ONEOK Partners’ operating income guidance, primarily from higher anticipated NGL product price differentials, partially offset by lower expected equity earnings.

The guidance was also updated to reflect increased capital expenditures.  In the ONEOK Partners segment the increase is primarily due to higher costs associated with the Arbuckle Pipeline in the natural gas liquids pipelines business.

EARNINGS CONFERENCE CALL AND WEBCAST

ONEOK and ONEOK Partners management will conduct a joint conference call on Wednesday, Aug. 5, 2009, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time).  The call will also be carried live on ONEOK Partners’ and ONEOK’s Web sites.

To participate in the telephone conference call, dial 866-802-4305, pass code 1376622, or log on to www.oneokpartners.com or www.oneok.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ Web site, www.oneokpartners.com, and ONEOK’s Web site,

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ONEOK Announces Second-quarter 2009 Earnings;
Updates 2009 Earnings Guidance

August 4, 2009

www.oneok.com, for 30 days.  A recording will be available by phone for seven days.  The playback call may be accessed at 866-837-8032, pass code 1376622.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are the general partner and own 45.1 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is a Fortune 500 company.

For information about ONEOK, Inc., visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended.  The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

You should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

·	the effects of weather and other natural phenomena on our operations, including energy sales and demand for our services and energy prices;
·
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

·	the status of deregulation of retail natural gas distribution;
·	the capital intensive nature of our businesses;
·	the profitability of assets or businesses acquired or constructed by us;
·	our ability to make cost-saving changes in operations;
·	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
·	the uncertainty of estimates, including accruals and costs of environmental remediation;
·	the timing and extent of changes in energy commodity prices;
·
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, climate change initiatives, and authorized rates of recovery of gas and gas transportation costs;

·
the impact on drilling and production by factors beyond our control, including the demand for natural gas and refinery-grade crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

·	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;

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ONEOK Announces Second-quarter 2009 Earnings;
Updates 2009 Earnings Guidance

August 4, 2009

·
the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

·
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds, and/or place us at competitive disadvantages compared to our competitors that have less debt, or have other adverse consequences;

·	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;
·
the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC), Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC);

·	our ability to access capital at competitive rates or on terms acceptable to us;
·	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;
·	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;
·	the impact and outcome of pending and future litigation;
·	the ability to market pipeline capacity on favorable terms, including the effects of:
-	future demand for and prices of natural gas and NGLs;
-	competitive conditions in the overall energy market;
-	availability of supplies of Canadian and United States natural gas; and
-	availability of additional storage capacity;
·	performance of contractual obligations by our customers, service providers, contractors and shippers;
·	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;
·
our ability to acquire all necessary permits, consents or other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

·	the mechanical integrity of facilities operated;
·	demand for our services in the proximity of our facilities;
·	our ability to control operating costs;
·	adverse labor relations;
·	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;
·	economic climate and growth in the geographic areas in which we do business;
·
the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the United States economy, including increasing liquidity risks in United States credit markets;

·	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;
·	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
·	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
·
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

·	the possible loss of gas distribution franchises or other adverse effects caused by the actions of municipalities;
·	the impact of unsold pipeline capacity being greater or less than expected;
·	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
·	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;
·	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;
·	the impact of potential impairment charges;
·	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
·	our ability to control construction costs and completion schedules of our pipelines and other projects; and
·	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

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ONEOK Announces Second-quarter 2009 Earnings;
Updates 2009 Earnings Guidance

August 4, 2009

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements.  Other factors could also have material adverse effects on our future results.  These and other risks are described in greater detail in Part I, Item 1A, Risk Factors, in our Annual Report.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.  Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.  OKE-FE

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ONEOK Announces Second-quarter 2009 Earnings;
Updates 2009 Earnings Guidance

August 4, 2009

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2009	2008	2009	2008
	(Thousands of dollars, except per share amounts)

Revenues	$2,227,627	$4,172,866	$5,017,454	$9,074,942
Cost of sales and fuel	1,795,201	3,752,038	4,033,617	8,068,202
Net margin	432,426	420,828	983,837	1,006,740
Operating expenses
Operations and maintenance	184,874	171,431	346,593	339,423
Depreciation and amortization	71,249	59,701	143,375	119,180
General taxes	25,261	16,680	50,488	42,011
Total operating expenses	281,384	247,812	540,456	500,614
Gain (loss) on sale of assets	3,762	(4)	4,426	9
Operating income	154,804	173,012	447,807	506,135
Equity earnings from investments	14,188	17,610	35,410	45,393
Allowance for equity funds used during construction	9,468	11,676	18,471	20,172
Other income	7,939	704	9,604	3,936
Other expense	(1,399)	(407)	(5,343)	(5,015)
Interest expense	(73,392)	(59,059)	(151,353)	(121,920)
Income before income taxes	111,608	143,536	354,596	448,701
Income taxes	(30,258)	(30,574)	(109,697)	(122,942)
Net income	81,350	112,962	244,899	325,759
Less: Net income attributable to noncontrolling interests	39,671	71,097	80,935	140,057
Net income attributable to ONEOK	$41,679	$41,865	$163,964	$185,702

Earnings per share of common stock
Net earnings per share, basic	$0.40	$0.40	$1.56	$1.78
Net earnings per share, diluted	$0.39	$0.39	$1.55	$1.75

Average shares of common stock (thousands)
Basic	105,335	104,340	105,249	104,255
Diluted	105,950	106,072	105,848	105,947

Dividends declared per share of common stock	$0.40	$0.38	$0.80	$0.76

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ONEOK Announces Second-quarter 2009 Earnings;
Updates 2009 Earnings Guidance

August 4, 2009

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
(Unaudited)	2009	2008
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$47,038	$510,058
Accounts receivable, net	771,196	1,265,300
Gas and natural gas liquids in storage	564,530	858,966
Commodity exchanges and imbalances	53,417	56,248
Energy marketing and risk management assets	168,457	362,808
Other current assets	189,277	324,222
Total current assets	1,793,915	3,377,602

Property, plant and equipment
Property, plant and equipment	9,880,620	9,476,619
Accumulated depreciation and amortization	2,289,760	2,212,850
Net property, plant and equipment	7,590,860	7,263,769

Investments and other assets
Goodwill and intangible assets	1,034,393	1,038,226
Energy marketing and risk management assets	47,163	45,900
Investments in unconsolidated affiliates	735,394	755,492
Other assets	631,998	645,073
Total investments and other assets	2,448,948	2,484,691
Total assets	$11,833,723	$13,126,062

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ONEOK Announces Second-quarter 2009 Earnings;
Updates 2009 Earnings Guidance

August 4, 2009

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
(Unaudited)	2009	2008
Liabilities and shareholders’ equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt	$268,205	$118,195
Notes payable	689,910	2,270,000
Accounts payable	826,414	1,122,761
Commodity exchanges and imbalances	166,847	188,030
Energy marketing and risk management liabilities	41,485	175,006
Other current liabilities	444,182	319,772
Total current liabilities	2,437,043	4,193,764

Long-term debt, excluding current maturities	4,346,285	4,112,581

Deferred credits and other liabilities
Deferred income taxes	867,015	890,815
Energy marketing and risk management liabilities	8,301	46,311
Other deferred credits	762,213	715,052
Total deferred credits and other liabilities	1,637,529	1,652,178

Commitments and contingencies

Shareholders’ equity

ONEOK shareholders’ equity
Common stock, $0.01 par value:
authorized 300,000,000 shares; issued 122,180,571 shares and outstanding
105,371,561 shares at June 30, 2009; issued 121,647,007 shares and
outstanding 104,845,231 shares at December 31, 2008	1,222	1,216
Paid in capital	1,308,141	1,301,153
Accumulated other comprehensive loss	(82,960)	(70,616)
Retained earnings	1,632,795	1,553,033
Treasury stock, at cost: 16,809,010 shares at June 30, 2009 and
16,801,776 shares at December 31, 2008	(696,805)	(696,616)
Total ONEOK shareholders’ equity	2,162,393	2,088,170

Noncontrolling interests in consolidated subsidiaries	1,250,473	1,079,369

Total shareholders’ equity	3,412,866	3,167,539
Total liabilities and shareholders’ equity	$11,833,723	$13,126,062

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ONEOK Announces Second-quarter 2009 Earnings;
Updates 2009 Earnings Guidance

August 4, 2009

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
(Unaudited)	2009	2008
	(Thousands of dollars)
Operating activities
Net income	$244,899	$325,759
Depreciation and amortization	143,375	119,180
Allowance for equity funds used during construction	(18,471)	(20,172)
Gain on sale of assets	(4,426)	(9)
Equity earnings from investments	(35,410)	(45,393)
Distributions received from unconsolidated affiliates	38,233	39,904
Deferred income taxes	40,865	65,374
Stock-based compensation expense	8,551	14,416
Allowance for doubtful accounts	1,663	6,965
Changes in assets and liabilities:
Accounts receivable	492,441	194,146
Gas and natural gas liquids in storage	285,271	(85,083)
Accounts payable	(324,364)	261,530
Commodity exchanges and imbalances, net	(18,352)	53,881
Energy marketing and risk management assets and liabilities	35,373	77,033
Unrecovered purchased gas costs	42,766	18,185
Fair value of firm commitments	179,582	(350,626)
Other assets and liabilities	(36,144)	(140,285)
Cash provided by operating activities	1,075,852	534,805

Investing activities
Changes in investments in unconsolidated affiliates	17,393	6,480
Capital expenditures (less allowance for equity funds used during construction)	(407,600)	(640,048)
Proceeds from sale of assets	10,029	201
Proceeds from insurance	-	9,792
Acquisitions	-	2,450
Cash used in investing activities	(380,178)	(621,125)

Financing activities
Borrowing (repayment) of notes payable, net	(710,090)	598,893
Repayment of notes payable with maturities over 90 days	(870,000)	-
Issuance of debt, net of discounts	498,325	-
Long-term debt financing costs	(4,000)	-
Payment of debt	(107,970)	(408,789)
Repurchase of common stock	(250)	(29)
Issuance of common stock	4,342	5,786
Issuance of common units, net of discounts	220,458	146,969
Dividends paid	(84,202)	(79,212)
Distributions to noncontrolling interests	(105,307)	(97,659)
Cash provided by (used in) financing activities	(1,158,694)	165,959
Change in cash and cash equivalents	(463,020)	79,639
Cash and cash equivalents at beginning of period	510,058	19,105
Cash and cash equivalents at end of period	$47,038	$98,744

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ONEOK Announces Second-quarter 2009 Earnings;
Updates 2009 Earnings Guidance

August 4, 2009

ONEOK, Inc. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2009	2008	2009	2008
	(Millions of dollars, except as noted)
ONEOK Partners
Net margin	$262.0	$280.9	$515.6	$549.5
Operating costs	$100.5	$87.2	$190.0	$175.2
Depreciation and amortization	$40.0	$30.0	$79.9	$60.0
Operating income	$124.8	$163.7	$249.6	$314.3
Natural gas gathered (BBtu/d) (a)	1,130	1,185	1,147	1,188
Natural gas processed (BBtu/d) (a)	658	651	655	637
Natural gas transportation capacity contracted (MMcf/d)	5,264	4,816	5,205	4,883
Residue gas sales (BBtu/d) (a)	291	281	288	279
NGLs gathered (MBbl/d)	364	253	344	252
NGL sales (MBbl/d)	401	265	391	275
NGLs fractionated (MBbl/d)	479	371	472	381
NGLs transported (MBbl/d)	461	308	453	305
Capital expenditures	$129.4	$257.5	$321.9	$524.6
Conway-to-Mont Belvieu OPIS average price differential
Ethane ($/gallon)	$0.12	$0.13	$0.10	$0.11
Realized composite NGL sales price ($/gallon) (a)	$0.69	$1.49	$0.67	$1.41
Realized condensate sales price ($/Bbl) (a)	$72.15	$102.77	$67.04	$95.82
Realized residue gas sales price ($/MMBtu) (a)	$2.79	$9.42	$3.18	$8.41
Realized gross processing spread ($/MMBtu) (a)	$6.34	$6.69	$6.34	$7.06
(a) - Statistics relate to ONEOK Partners’ natural gas gathering and processing business.

Distribution
Net margin	$139.6	$135.0	$374.1	$366.7
Operating costs	$99.4	$93.9	$189.5	$188.1
Depreciation and amortization	$30.7	$29.1	$62.3	$58.0
Operating income	$9.9	$12.0	$122.7	$120.6
Capital expenditures	$32.6	$39.7	$77.3	$70.4
Natural gas volumes (Bcf)
Gas sales	22.0	22.1	95.6	102.9
Transportation	47.4	47.1	103.4	109.2
Natural gas margins
Net margin on gas sales	$108.9	$105.8	$305.0	$299.8
Transportation revenues	$19.2	$18.8	$45.8	$46.0

Energy Services
Net margin	$30.1	$4.2	$92.7	$89.0
Operating costs	$10.5	$8.4	$18.0	$18.5
Depreciation and amortization	$0.2	$0.2	$0.3	$0.6
Operating income	$19.4	$(4.4)	$74.4	$69.9
Natural gas marketed (Bcf)	258	265	586	605
Natural gas gross margin ($/Mcf)	$0.11	$0.01	$0.15	$0.10
Physically settled volumes (Bcf)	544	561	1,178	1,196

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ONEOK Announces Second-quarter 2009 Earnings;
Updates 2009 Earnings Guidance

August 4, 2009

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended June 30, 2009
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$125	$-	$125
Distribution	10	-	-	10
Energy Services	19	-	-	19
Other	1	-	-	1
Operating income	30	125	-	155
Equity in earnings of ONEOK Partners	58	-	(58)	-
Other income (expense)	3	27	-	30
Interest expense	(22)	(51)	-	(73)
Income taxes	(27)	(3)	-	(30)
Net income	42	98	(58)	82
Less: Net income attributable to noncontrolling interests	-	-	40	40
Net income attributable to ONEOK	$42	$98	$(98)	$42

	Six Months Ended June 30, 2009
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$250	$-	$250
Distribution	123	-	-	123
Energy Services	74	-	-	74
Other	1	-	-	1
Operating income	198	250	-	448
Equity in earnings of ONEOK Partners	116	-	(116)	-
Other income (expense)	3	55	-	58
Interest expense	(49)	(102)	-	(151)
Income taxes	(104)	(6)	-	(110)
Net income	164	197	(116)	245
Less: Net income attributable to noncontrolling interests	-	-	81	81
Net income attributable to ONEOK	$164	$197	$(197)	$164

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ONEOK Announces Second-quarter 2009 Earnings;
Updates 2009 Earnings Guidance

August 4, 2009

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended June 30, 2008
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$164	$-	$164
Distribution	12	-	-	12
Energy Services	(4)	-	-	(4)
Other	1	-	-	1
Operating income	9	164	-	173
Equity in earnings of ONEOK Partners	84	-	(84)	-
Other income (expense)	-	30	-	30
Interest expense	(24)	(35)	-	(59)
Income taxes	(27)	(4)	-	(31)
Net income	42	155	(84)	113
Less: Net income attributable to noncontrolling interests	-	-	71	71
Net income attributable to ONEOK	$42	$155	$(155)	$42

	Six Months Ended June 30, 2008
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$314	$-	$314
Distribution	121	-	-	121
Energy Services	70	-	-	70
Other	1	-	-	1
Operating income	192	314	-	506
Equity in earnings of ONEOK Partners	160	-	(160)	-
Other income (expense)	(1)	66	-	65
Interest expense	(49)	(73)	-	(122)
Income taxes	(116)	(7)	-	(123)
Net income	186	300	(160)	326
Less: Net income attributable to noncontrolling interests	-	-	140	140
Net income attributable to ONEOK	$186	$300	$(300)	$186

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ONEOK Announces Second-quarter 2009 Earnings;
Updates 2009 Earnings Guidance

August 4, 2009

ONEOK, Inc. and Subsidiaries
REGULATION G GAAP RECONCILIATION
ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital

Six Months Ended
(Unaudited)	June 30, 2009
(Millions of dollars)
Net income attributable to ONEOK	$164.0
Depreciation and amortization	63.5
Gain on sale of assets	(0.5)
Equity earnings from investments	(116.2)
Distributions received from unconsolidated affiliates	138.3
Deferred income taxes	37.2
Stock-based compensation expense	8.6
Allowance for doubtful accounts	1.7
Cash flow, before changes in working capital (a)	$296.6

(a) ONEOK stand-alone cash flow, before changes in working capital, is a non-GAAP financial measure used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of our fundamental business activities. ONEOK stand-alone cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income, income from operations or other measures of cash flow.

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ONEOK Announces Second-quarter 2009 Earnings;
Updates 2009 Earnings Guidance

August 4, 2009

ONEOK, Inc. and Subsidiaries			Exhibit A
EARNINGS GUIDANCE*

	Updated	Previous
	2009	2009
	Guidance	Guidance	Change
	(Millions of dollars, except per share amounts)

Operating income
ONEOK Partners	$537	$521	$16
Distribution	200	200	-
Energy Services	115	115	-
Other	1	1	-
Operating income	853	837	16
Equity earnings from investments	80	91	(11)
Other income (expense)	12	7	5
Interest expense	(312)	(313)	1
Income before income taxes	633	622	11
Income taxes	(185)	(186)	1
Net income	448	436	12
Less: Net income attributable to noncontrolling interests	177	167	10
Net income attributable to ONEOK	$271	$269	$2

Net earnings per share, diluted	$2.55	$2.50	$0.05

Average shares of common stock, diluted (millions)	106.0	107.4	(1.4)

Capital expenditures
ONEOK Partners	$570	$425	$145
Distribution	158	137	21
Other	17	19	(2)
Total capital expenditures	$745	$581	$164

*Amounts shown are midpoints of ranges provided.